Exhibit 99.5

SUMMARY OF TCW’S CODE OF ETHICS AND

POLICIES GOVERNING TRANSACTIONS WITH AFFILIATES

CODE OF ETHICS

The officers, directors and employees of The TCW Group, Inc. (“TCW”) and its controlled affiliates are generally subject to TCW’s Code of Ethics (the “Code”). Arbolada Capital Management Company (the “Company”) intends to adopt the Code. The following is a summary of those provisions of the Code that are most applicable to the Company.

Summary

•	Conduct Principles. The Code prescribes general principles of conduct for all employees.

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Restrictions on Personal Investment. The Code prescribes restrictions on investment transactions in which TCW’s officers, directors and certain other persons have a beneficial interest to avoid any actual or potential conflict or abuse of their fiduciary position. The Code permits personnel subject to the Code to invest in securities, but contains several restrictions and procedures designed to eliminate conflicts of interest including: (a) pre-clearance of non-exempt personal investment transactions; (b) quarterly reporting of personal securities transactions and initial and annual reporting of securities holdings; (c) a prohibition against personally acquiring securities in an initial public offering, entering into uncovered short sales and writing uncovered options; (d) a ten day “black out period” prior or subsequent to a client transaction during which portfolio managers are prohibited from making certain transactions in securities which are being purchased or sold by a client of such manager; (e) a prohibition, with respect to certain investment personnel, from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities, within 60 calendar days; (f) a prohibition against acquiring any security which is subject to firm wide or, if applicable, a department restriction; (g) a prohibition on the purchase of securities offered in a hedge fund, other private placement or limited offering (other than certain offerings TCW sponsors) except with prior approval of designated officers; (h) a prohibition of a purchase, without prior disclosure to a designated officer, on behalf of a client through a private placement of a security of an issuer or its affiliate, if a member of the department purchasing the security has a beneficial interest in the issuer or affiliate and (i) a prohibition on acquiring any third party mutual fund TCW advises or subadvises.

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Insider Trading Rules. The Code includes a policy statement on insider trading that provides generally that none of TCW’s officers, directors or employees may (a) buy or sell a security either for themselves or others while in possession of material non-public information about the company or (b) communicate material, non-public information to others who have no official need to know.

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Restrictions on Gifts and Preferential Treatment. The Code includes a policy governing gifts, payments and preferential treatment that includes an approval process for specific categories of gifts and entertainment provided to TCW employees or gifts given by TCW’s employees.

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Restrictions on Employee Outside Activities. The Code includes a policy governing an employee’s activities outside of their employment with TCW, including outside employment, service as a director or in a similar capacity, fiduciary appointments, participation in public affairs and service as treasurer of clubs, houses of worship and lodges.

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Restrictions on Political Contributions and Activities. The Code includes a policy on political activities and contributions, containing general rules governing contributions and solicitation, responsibility of individuals for personal contribution limits, quarterly reporting of political activities by certain employees and rules for political activities on TCW’s premises and for using TCW’s resources. The policy further requires employees and certain of their related parties to obtain pre-clearance of political contributions, solicitations and volunteer activity.

•	Confidentiality requirements. The Code includes policies governing the confidentiality of TCW’s client and business information.

•	Whistleblower. The Code includes a policy requiring employees to report illegal activity or activities that may violate TCW’s formal policies and procedures, including the Code of Ethics.

TRANSACTIONS WITH AFFILIATES

TCW and its controlled affiliates are subject to a number of policies governing transactions with affiliates, including TCW’s Trading and Brokerage Policy (the “Policy”), which is intended to promote best execution and provide guidance on trading, brokerage and related procedures. The Company intends to adopt the Policy. The following is a summary of the provisions of the Policy dealing with transactions with affiliates most applicable to the Company.

Summary

The Policy includes a section governing transactions with affiliated parties. Depending on the circumstances and the nature of the transaction, such transactions with affiliated parties may be prohibited altogether, may be permitted if client consents are obtained, may require special reporting of the transaction or may require other preconditions and disclosures. Common types of transactions with affiliates covered by the Policy include: (i) trading through an affiliated broker, (ii) borrowing from or lending to an affiliate (including the lending of securities), (iii) buying a security in an affiliate, (iv) buying securities from a syndicate or underwriting group in which an affiliate is a lead underwriter or another member, (v) entering into swaps, reverse repurchase transactions, futures transactions or foreign exchange transactions with an affiliate, (vi) buying a participation or taking an assignment in a loan originated by an affiliate, (vii) buying mortgage-backed securities of pools for which an affiliate acts as servicer, and (viii) entering into a cross-trade regardless of whether the trade is executed using a broker.

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Principal transactions. The Policy generally prohibits causing an account, such as the Company, to buy a security from or sell a security to a TCW affiliate unless certain preconditions are satisfied. Common types of principal transactions covered by the Policy include: (i) entering into fixed-income transactions in which a counterparty is an affiliate, (ii) obtaining a loan from an affiliate or (iii) entering into a credit default swap or interest rate swap with an affiliate.

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Public offerings and 144A transactions. When considering the purchase of a newly-issued security, the Policy requires consideration of the regulatory and other restrictions on purchases of securities in underwritten offerings where an affiliate is a member of the underwriting syndicate.

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Private offerings. Generally, private purchases of securities for a client, such as Company, from affiliates is permitted only with transaction-by-transaction disclosure to, and consent by, the client.

•	Agency transactions with affiliated brokers. The Policy generally permits agency transactions with affiliated brokers on behalf of clients such as Company.

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Cross trades. To reduce the possibility of conflicts of interest, movements of securities from one account managed by TCW to another are regulated by the Policy. Whether or not a broker is involved in the transaction, the following conditions must be satisfied: (i) the cross trade must be reviewed and approved by an attorney in the TCW legal department, (ii) the transaction must not involve the receipt of any compensation by TCW or any of its affiliates and (iii) TCW must not own 25% or more of the capital structure of a party to the cross trade. Accounts subject to ERISA are generally not permitted to participate in cross trades. Where the purchasing or selling account is a registered investment company, the transaction is reviewed in conjunction with the additional restrictions.

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